Exhibit 1.1

EXECUTION VERSION

APACHE CORPORATION

$1,000,000,000 4.375% Notes due 2028

UNDERWRITING AGREEMENT

Dated: August 14, 2018

APACHE CORPORATION

$1,000,000,000 4.375% Notes due 2028

UNDERWRITING AGREEMENT

August 14, 2018

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

as Representatives of the several

Underwriters named in Schedule A hereto

c/o:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Apache Corporation, a Delaware corporation (the “Company”), confirms its agreement with Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (in such capacity, the “Representatives”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of $1,000,000,000 aggregate principal amount of the Company’s 4.375% Notes due 2028 (the “Securities”) as set forth in Schedule A hereto. The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Securities will be issued pursuant to an indenture (the “Indenture”), dated as of August 14, 2018, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Certain terms of the Securities will be established pursuant to an Officers’ Certificate (the “Indenture Officers’ Certificate”) pursuant to the Indenture. Unless otherwise instructed by the Representatives, the Securities will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “DTC”), pursuant to a letter of representations, to be dated on or before the Closing Time (as defined below) among the Company, the Trustee and the DTC.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an amendment to an automatic shelf registration statement on Form S-3 (File No. 333-219345) covering the public offering and sale of certain securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) under the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto to such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B under the 1933 Act Regulations (“Rule 430B”), and is referred to herein as the “Registration Statement;” provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Securities within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to the Rule 430B. The preliminary prospectus used in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, is referred to herein as the “Preliminary Prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus relating to the Securities in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final prospectus, in the form first furnished or made available to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, is referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, the Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 4:00 P.M., New York City time, on August 14, 2018 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means any Issuer General Use Free Writing Prospectuses issued at or prior to the Applicable Time, the Preliminary Prospectus (including any documents incorporated therein by reference) that is included in the Registration Statement as of the Applicable Time, and the information included on Schedule B-1 hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), including the investor presentation listed on Schedule B-3 hereto (the “investor presentation”), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule B-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be, as of the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), incorporated or deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be, at or after the Applicable Time.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with each Underwriter, as follows:

(i) Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405) and the Securities have been and remain eligible for registration by the Company on such automatic shelf registration statement. The Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information. In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

The Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at the deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations. The Preliminary Prospectus (including the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto), at the time it was filed, complied in all material respects with the 1933 Act Regulations and the Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”).

(ii) Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time or the Closing Time, contained, contains, or will contain an untrue statement of a material fact or omitted, omits, or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes, or will include an untrue statement of a material fact or omitted, omits, or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto (including any prospectus wrapper), as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b), at the Closing Time, included, includes, or will include an untrue statement of a material fact or omitted, omits, or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package, or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the first paragraph under the heading “Underwriting—Commissions and Discounts” and the information under the heading “Underwriting—Short Positions” in the Prospectus (collectively, the “Underwriter Information”).

(iii) Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified. Any offer that is a written communication relating to the Securities made prior to the initial filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 under the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

(iv) Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163, and (D) as of the Applicable Time, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).

(v) Company Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(vi) Independent Accountants. Ernst & Young LLP, the accountants who certified the financial statements and supporting schedules included in the Registration Statement, are independent public accountants with respect to the Company as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, and the Public Company Accounting Oversight Board.

(vii) Financial Statements; Non-GAAP Financial Measures. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package, and the Prospectus, together with the related schedules and notes, present fairly the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations, stockholders’ equity, and cash flows of the Company and its consolidated subsidiaries for the periods specified; except as stated therein, said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information, if any, included in the Registration Statement, the General Disclosure Package, and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. All disclosures contained in the Registration Statement, the General Disclosure Package, or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package, and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(viii) No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package, or the Prospectus, (A) there has been no material adverse change in the business, properties, financial condition, or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the Common Stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(ix) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease, and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of Texas and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(x) Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease, and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock or other ownership interests of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock or other ownership interests of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The Subsidiaries of the Company are listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(xi) Authorization of Agreement. This Agreement has been duly authorized, executed, and delivered by the Company.

(xii) Authorization of Indenture and Indenture Officers’ Certificate. (i) The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized, executed, and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and (ii) the Indenture Officers’ Certificate that establishes certain terms of the Securities has been duly authorized, executed, and delivered by the Company.

(xiii) Authorization and Description of Securities. The Securities to be purchased by the Underwriters from the Company are in the form contemplated by the Indenture and have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and the Indenture and, at the Closing Time, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture. The Securities and the Indenture conform in all material respects to all statements relating thereto contained in the General Disclosure Package and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same. The persons in whose names the Securities are registered will be entitled to the rights specified therein and in the Indenture. No holder of Securities will be subject to personal liability by reason of being such a holder.

(xiv) Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter, by-laws, or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ, or decree of any arbitrator, court, governmental body, regulatory body, administrative agency, or other authority, body, or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets, or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein and in the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and the Indenture and compliance by the Company with its obligations hereunder and under the Indenture have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge, or encumbrance upon any properties or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults, Repayment Events, liens, charges, or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the charter, by-laws, or similar organizational document of the Company or any of its subsidiaries or (ii) any law, statute, rule, regulation, judgment, order, writ, or decree of any Governmental Entity, except in the case of clause (ii) herein, for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption, or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xv) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would result in a Material Adverse Effect.

(xvi) Absence of Proceedings. Except as disclosed in the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry, or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, where (A) there is a reasonable possibility that such action, suit, proceeding, inquiry, or investigation might be determined adversely to the Company or such subsidiary and (B) any such action, suit, proceeding, inquiry, or investigation, if so determined adversely, would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

(xvii) Accuracy of Exhibits. There are no contracts or documents which are required by the 1933 Act or the 1933 Act Regulations to be described in the Registration Statement or to be filed as exhibits thereto which have not been so described and filed as required.

(xviii) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification, or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance, or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the rules of the New York Stock Exchange, the NASDAQ Stock Market LLC, or the Chicago Stock Exchange, state securities laws, or the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”).

(xix) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents, and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xx) Title to Property. The Company and its subsidiaries have (i) generally satisfactory title to their oil and gas properties, title investigations having been carried out by the Company in accordance with the practice in the oil and gas industries in the areas in which the Company operates, and (ii) valid, legal, and defensible title to all other real property and to all personal property owned by them to the extent necessary to carry on their business, in each case free from liens, encumbrances, and defects that would materially and adversely affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Disclosure Package and the Prospectus, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(xxi) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate trademarks, service marks, and trade names (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except as described in the General Disclosure Package and the Prospectus or where the failure to own or possess the same would not, singly or in the aggregate, result in a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of, or conflict with, asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xxii) Environmental Laws. Except as described in the General Disclosure Package and the Prospectus or those that would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations, and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit, or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

(xxiii) Accounting Controls and Disclosure Controls. The Company maintains effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxiv) Compliance with the Sarbanes-Oxley Act. The Company and its directors and officers, in their capacities as such, are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxv) Payment of Taxes. The Company and its subsidiaries have filed all federal, state, local and foreign income and franchise tax returns required by law to be filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings or where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company has made appropriate provisions in the financial statements included in the General Disclosure Package and the Prospectus in respect of all federal, state and foreign income and franchise taxes for all current or prior periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined except to the extent it would not have a Material Adverse Effect.

(xxvi) Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with, to the knowledge of the Company, financially sound and reputable insurers, in such amounts and covering such risks as is, in the opinion of the Company, appropriate for the size and business of the Company and its subsidiaries, and all such insurance is in full force and effect. The Company has no reason to believe that it or any of its subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(xxvii) Cybersecurity. (i)(x) Except as disclosed in the Registration Statement, the Pricing Disclosure Package, and the Prospectus, there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data, if such data was maintained by or on behalf of the Company or its subsidiaries), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company and its subsidiaries have not been notified of, and have no knowledge of, any noncompliance with applicable laws or statutes, judgments, orders, rules or regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification; and (iii) the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices, except as would not, in the case of clause (i) or (ii) hereof, individually or in the aggregate, have a Material Adverse Effect.

(xxviii) Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxix) Absence of Manipulation. Neither the Company nor, to the knowledge of the Company, any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which has constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxx) Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. The Company and each of its Subsidiaries is in compliance with all applicable Anti-Corruption Laws and Sanctions in all material respects. None of (i) the Company or any Subsidiary, (ii) any director or officer of the Company or any Subsidiary, or (iii) to the knowledge of the Company, any employee or agent of the Company or any Subsidiary (in each case, acting in their capacity as such), is a Sanctioned Person. The Company will not use the proceeds of the offering of the Securities hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Her Majesty’s Treasury of the United Kingdom or in a European Union member state or (ii) in any other manner that would result in a violation of Sanctions or applicable Anti-Corruption Laws by any Person (including any Person participating in the offering of the Securities hereunder, whether as underwriter, advisor, investor, or otherwise). As used in this Section 1(a)(xxxi) only, the following terms have the indicated meaning:

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning bribery, corruption or money laundering, including, without limitation, the Bribery Act 2010 of the United Kingdom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, joint venture, partnership, association, trust, company, firm, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person or vessel with whom the Company cannot do business due to the person or vessel being listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person with whom the Company cannot do business due to the Person operating, organized or resident in a Sanctioned Country or (c) any Person that the Company knows is owned 50 percent or more by any Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“subsidiary” means, with respect to any Person, at a given time, any corporation, partnership, limited liability company or other similar entity of which more than 50% of the outstanding capital stock (or other equity) having ordinary voting power to elect a majority of the board of directors, managers or similar governing body or management of such corporation, partnership, limited liability company or entity (irrespective of whether or not at the time capital stock (or other equity) or any other class or classes of equity of such corporation, partnership, limited liability company or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person.

“Subsidiary” means any subsidiary of the Company; provided, however, that in all events the following Persons shall not be deemed to be Subsidiaries of the Company or any of its Subsidiaries: Apache Offshore Investment Partnership, a Delaware general partnership, and Apache Offshore Petroleum Limited Partnership, a Delaware limited partnership.

(xxxi) Oil and Gas Reserve Estimates. The information underlying the estimates of the Company’s oil and gas reserves as described in the General Disclosure Package and the Prospectus is complete and accurate in all material respects (or, with regard to any information underlying the estimates prepared by any petroleum engineers retained by the seller of such oil and gas reserves, is, to the best knowledge of the Company after reasonable investigation, complete and accurate in all material respects); other than production of the Company’s reserves in the ordinary course of business and intervening product price fluctuations described in the General Disclosure Package and the Prospectus, the Company is not aware of any facts or circumstances that would result in a material adverse change in such reserves or the present value of future net cash flows therefrom as described in the General Disclosure Package and the Prospectus. Estimates of such reserves and present values comply in all material respects with the applicable requirements of Regulation S-X and Items 1201-1208 of Regulation S-K under the 1933 Act.

(xxxii) Independent Petroleum Engineers. Ryder Scott Company, L.P., the petroleum engineers who have consented to being named as having reviewed certain reserve data included in the General Disclosure Package and the Prospectus, are independent engineers with respect to the Company and its subsidiaries.

(xxxiii) Statistical and Market-Related Data. Any statistical and market-related data included in the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) The Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the

Company, the aggregate principal amount of Securities set forth opposite their names on Schedule A at a purchase price of 99.195% of the principal amount thereof at the Closing Time, plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b) Delivery of and Payment for the Securities. Payment of the purchase price for, and delivery of notes representing, the Securities shall be made at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on August 23, 2018 (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”). The notes representing the Securities will be made available for examination by the Representatives at the above-mentioned offices of Simpson Thacher & Bartlett LLP, or at such other place as shall be agreed upon by the Representatives and the Company, no later than 10:00 A.M (New York City time) on the business day prior to the Closing Time.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities, which it has agreed to purchase. Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each individually and not as representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder. The Company shall deliver the Securities through the facilities of the DTC unless the Representatives shall otherwise instruct.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company will prepare the Prospectus in a form approved by the Representatives and file such Prospectus pursuant to Rule 424(b) under the 1933 Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement. The Company will make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the Closing Time except as provided herein. The Company will advise the Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement or the Prospectus has been filed and furnish the Representatives with copies thereof. The Company will advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding or examination for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus, or for additional information. In the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, the Company will use all reasonable efforts to obtain withdrawal of such order promptly. The Company will advise the Representatives, promptly after it receives notice thereof, if it becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(b) Amendments and Supplements. The Company will file promptly with the Commission any amendment or supplement to the Registration Statement or the Prospectus that may, in the judgment of the Company or the Representatives, be required by the 1933 Act or requested by the Commission. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters, to amend or supplement the Registration Statement, General Disclosure Package or Prospectus, as applicable, in order that the Registration Statement, General Disclosure Package or Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall promptly notify the Representatives and prepare any amendment or supplement necessary to correct such misstatement or omission. Prior to filing with the Commission any amendment or supplement to the Registration Statement or the Prospectus, the Company will furnish a copy thereof to the Representatives and counsel for the Underwriters and obtain the consent of the Representatives to the filing, which consent shall be provided promptly and shall not be unreasonably withheld.

(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) DTC. The Company will cooperate with the Underwriters and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the DTC.

(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Prospectus under “Use of Proceeds.”

(i) Restriction on Sale of Additional Securities. During the period commencing on the date hereof and ending at the Closing Time, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract, or grant any option to sell, pledge, transfer, or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the Securities or securities exchangeable for or convertible into debt securities similar to the Securities (other than as contemplated by this Agreement with respect to the Securities).

(j) Reporting Requirements. The Company, during the period when a Prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations.

(k) Issuer Free Writing Prospectuses. The Company agrees that, unless it obtains the prior written consent of the Representatives, it will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedules B-2 and B-3 hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives. The Company represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Representatives as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending, and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing, and delivery to the Underwriters of copies of the Indenture, notes representing the Securities, the Preliminary Prospectus, each Issuer Free Writing Prospectus, and the Prospectus and any amendments or supplements thereto, (iii) the preparation, issuance, and delivery of the Securities to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants, independent petroleum engineers, and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of

Section 3(e) hereof, including filing fees, (vi) the fees and expenses of the Trustee for the Securities, including the fees and disbursements of counsel for the Trustee in connection with the Securities, (vii) the fees and expenses of obtaining a CUSIP or other identification number for the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees, and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, if any, (ix) any fees payable in connection with the rating of the Securities with the ratings agencies, and (x) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the third sentence of Section 1(a)(ii); provided that, except as provided in this Section 4, the Underwriters shall pay their own costs and expenses, including the fees and expenses of their counsel, any transfer taxes on the Securities which they may sell, and the expenses of advertising any offering of the Securities made by the Underwriters.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5, Section 9 (other than Section 9(a)(ii), (iv), (v) or (vi)), Section 10 or Section 11 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters; provided that if this Agreement is terminated pursuant to Section 10 hereof, such reimbursement of out-of-pocket expenses shall only be made by the Company to the non-defaulting Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Registration Statement has become effective, and at the Closing Time no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the 1933 Act, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus shall have been issued and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s knowledge, contemplated; and the Company shall have complied with each request (if any) from the Commission for additional information. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(1)(i) under the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Opinion of Counsel for Company. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Bracewell LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Exhibit A hereto.

(c) Opinion of Counsel for Underwriters. At Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other

Underwriters, with respect to such matters as the Representatives may require. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(d) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any Material Adverse Effect, and the Representatives shall have received a certificate of the chief executive officer, the chief financial officer, or the treasurer of the Company, dated the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated, and (v) there has been no decrease in, or withdrawal of, the rating of any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined under Rule 15c3-1 under the 1934 Act) nor has any notice been given of any intended or potential decrease in or withdrawal of any such rating.

(e) Indenture Officers’ Certificate. The Indenture Officers’ Certificate establishing certain terms of the Securities shall have been duly authorized, executed, and delivered.

(f) Accountant’s Comfort Letters. At the time of the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP, independent registered public accountants for the Company, a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(g) Bring-down Comfort Letters. At the Closing Time, the Representatives shall have received from Ernst & Young LLP, independent registered public accountants for the Company, a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(h) Engineers’ Letters. At the time of execution of this Agreement, the Representatives shall have received a letter, dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters, from Ryder Scott Company, L.P., petroleum engineers, with respect to such matters as the Representatives may require.

(i) Assurance Certificate. At the time of execution of this Agreement, the Representatives shall have received a certificate containing certain assurances set forth therein from the Chief Accounting Officer of the Company in form and substance satisfactory to the Representatives.

(j) Maintenance of Rating. Since the execution of this Agreement, there shall not have been any decrease in, or withdrawal of, the rating of any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined under Rule 15c3-1 under the 1934 Act) or any notice given of any intended or potential decrease in, or withdrawal of, any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(k) Additional Documents. At the Closing Time counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(l) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 15 and 16 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in the Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b) Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Securities underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, the Nasdaq Global Market or the Chicago Stock Exchange, or (iv) if trading generally on the New York Stock Exchange, the Nasdaq Global Market or the Chicago Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal, New York or Texas authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the aggregate principal amount of Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i) if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii) if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either (i) the Representatives or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Default by the Company. If the Company shall fail at the Closing Time to sell the aggregate principal amount of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any Underwriter; provided, however, that the provisions of Sections 1, 4, 6, 7, 8, 15 and 16 shall remain in full force and effect. No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to each of (i) Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, New York 10010, Attention: IBCM-Legal, (ii) J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, Facsimile: (212) 834-6081 and (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020, Attention: High Grade Transaction Management/Legal, Facsimile: (646) 855-5958. Notices to the Company shall be directed to it at Apache Corporation, 2000 Post Oak Boulevard, Suite 100, Houston, TX 77056-4400, Facsimile: (713) 296-6675, Attention: Vice President and Treasurer, with a copy to: Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, TX 77002, Facsimile: (800) 404-3970, Attention: Troy Harder.

SECTION 13. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its subsidiaries, or its respective stockholders, creditors, employees, or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Underwriter has any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory, or tax advice with respect to the offering of the Securities and the Company has consulted its own respective legal, accounting, regulatory, and tax advisors to the extent it deemed appropriate.

SECTION 14. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm, or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm, or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 15. Patriot Act. The Company acknowledges and agrees that in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify, and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 16. Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 18. Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, unless any such Federal court determines that it lacks jurisdiction over a Related Proceeding in which case such Related Proceeding shall be instituted in the courts of the State of New York, in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 19. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 20. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Facsimile or PDF copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

SECTION 22. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 23. Serial Comma Interpretation. The serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours, APACHE CORPORATION

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Vice President and Treasurer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written: CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Kashif Malik
Name:	Kashif Malik
Title:	Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Som Bhattacharyya
Name:	Som Bhattacharyya
Title:	Executive Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Keith Harman
Name:	Keith Harman
Title:	Managing Director

For themselves and as Representatives of the other Underwriters named in Schedule A hereto

[Signature Page to Underwriting Agreement]

SCHEDULE A

The purchase price to be paid by the several Underwriters shall be 99.195% of the principal amount of the Securities.

Name of Underwriter	Aggregate Principal Amount of the Securities to be Purchased
Credit Suisse Securities (USA) LLC	$129,500,000
J.P. Morgan Securities LLC	$129,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$129,500,000
Citigroup Global Markets Inc.	$76,600,000
HSBC Securities (USA) Inc.	$76,600,000
Mizuho Securities USA LLC	$76,600,000
MUFG Securities Americas Inc.	$76,600,000
Scotia Capital (USA) Inc.	$76,600,000
TD Securities (USA) LLC	$76,600,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$21,700,000
BMO Capital Markets Corp.	$21,700,000
ING Financial Markets LLC	$21,700,000
RBC Capital Markets, LLC	$21,700,000
SG Americas Securities, LLC	$21,700,000
SunTrust Robinson Humphrey, Inc.	$21,700,000
Wells Fargo Securities, LLC	$21,700,000
Total	$1,000,000,000

Sch A - 1

SCHEDULE B-1

The Issuer General Use Free Writing Prospectus specified on Schedule B-2.

Sch B-1 - 1

SCHEDULE B-2

Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-219345

August 14, 2018

APACHE CORPORATION

PRICING TERM SHEET

$1,000,000,000 4.375% Notes due 2028

Issuer:	Apache Corporation

Ratings*:	Baa3/BBB/BBB (Stable/Stable/Positive) (Moody’s/S&P/Fitch)

Format:	SEC Registered

Trade Date:	August 14, 2018

Settlement Date:	T+7; August 23, 2018

Security Description:	4.375% Notes due 2028

Principal Amount:	$1,000,000,000

CUSIP / ISIN:	037411BE4 / US037411BE40

Maturity Date:	October 15, 2028

Public Offering Price:	99.845% of principal amount

Proceeds to the Issuer Before Expenses:	$998,450,000

Coupon:	4.375% per year (payable semi-annually)

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2019

Benchmark Treasury:	2.875% due August 15, 2028

Benchmark Treasury Yield:	2.893%

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	4.393%

Redemption Provisions:	The Securities will be redeemable, at the option of Apache Corporation, at any time, in whole or in part.

If the Securities are redeemed before the date that is three months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to the greater of:

(i)	100% of the principal amount; or

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semiannual basis, at the treasury rate plus 25 basis points;

plus, in each case, accrued and unpaid interest to the date of redemption.

Sch B-2 - 1

If the Securities are redeemed on or after the date that is three months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

Denominations:	$2,000 and integral multiples of $1,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BMO Capital Markets Corp.
ING Financial Markets LLC
RBC Capital Markets, LLC
SG Americas Securities, LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities, it may be revised or withdrawn at any time by the assigning rating organization, and each rating presented should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities LLC at 1-212-834-9622 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Sch B-2 - 2

SCHEDULE B-3

Electronic investor presentation of the Company made available on August 13, 2018.

Electronic investor presentation of the Company made available on August 14, 2018.1

[1]	It is understood that the August 14 presentation is identical to the August 13 presentation but for the inclusion of slides 4 and 5 in the August 14 presentation.

Sch B-3 - 1

Exhibit A

FORM OF OPINION OF COMPANY’S COUNSEL

1. The Company is validly existing and in good standing as a corporation under the laws of the State of Delaware, has full corporate power and authority to own, lease and operate its properties and to conduct its business as such business is described in the Prospectus and to enter into its obligations under the Agreement and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect;

2. Each of Apache Deepwater LLC, a Delaware limited liability company, and ZPZ Delaware I, LLC, a Delaware limited liability company (each a “U.S. Subsidiary”), is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; and except as otherwise disclosed in the Registration Statement, all of the issued and outstanding limited liability company interests of each U.S. Subsidiary, to such counsel’s knowledge after due inquiry, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity;

3. The Securities delivered on the date hereof are in the form contemplated by the Indenture and (i) have been duly authorized and executed by the Company for issuance and sale to the Underwriters pursuant to the Agreement and the Indenture and, when authenticated by the Trustee in the manner provided for in the Indenture and issued and delivered against payment of the consideration therefor pursuant to the Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms; and (ii) conform as to legal matters in all material respects to the description thereof under the captions “Description of Notes” and “Description of Apache Corporation Debt Securities” in the General Disclosure Package and the Prospectus;

4. The Registration Statement has become effective under the 1933 Act; any filings of the Preliminary Prospectus or the Prospectus required prior to the date hereof pursuant to Rule 424(b) under the 1933 Act have been made in the manner and within the time period required by Rule 424(b); any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner required by Rule 433(d); and, to such counsel’s knowledge after due inquiry, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or threatened by the Commission;

5. The Registration Statement and the Prospectus, excluding in each case the documents incorporated by reference therein, as of their respective effective or issue dates (other than the financial statements and notes thereto and supporting schedules and other financial or accounting data and information pertaining to natural resource reserves included therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which such counsel need express no opinion) appeared on their face to comply as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated by the Commission thereunder;

Exhibit A - 1

6. The Indenture has been duly qualified under the Trust Indenture Act and have been duly authorized by the Company; and the Indenture Officers’ Certificate has been duly authorized, executed and delivered by the Company; and the Indenture constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;

7. The Agreement has been duly authorized, executed and delivered by the Company;

8. The execution and delivery by the Company of the Agreement, the Indenture and the Securities, the consummation of the transactions therein contemplated and the use of the net proceeds from the sale of the Securities in the manner described in the Prospectus under the caption “Use of Proceeds” do not (i) violate or constitute a default or Repayment Event under (or constitute an event that, with the giving of notice or lapse of time or both, would constitute such a default or Repayment Event under) the terms or provisions of any indenture, mortgage, deed of trust or loan agreement or other agreement or instrument filed or incorporated by reference as an exhibit to the Company’s most recently filed Annual Report on Form 10-K or to any Form 10-Q or Form 8-K of the Company filed since the filing of such Annual Report on Form 10-K, (ii) violate any provision of the certificate of incorporation or bylaws of the Company, (iii) violate any existing obligation of the Company under any existing court or administrative order, judgment or decree of which such counsel has knowledge after due inquiry, or (iv) violate any applicable provisions of the federal laws of the United States (based on the limitations set forth below), the laws of the State of Texas, the laws of the State of New York or the General Corporation Law of the State of Delaware;

9. No consent, approval, authorization or order of, or filing with, any federal, Delaware, New York or Texas court or governmental agency or body having jurisdiction over the Company is required to be made or obtained by the Company under federal or Texas law, the General Corporation Law of the State of Delaware or the laws of the State of New York for the execution and delivery by the Company of the Agreement, the Indenture and the Securities and the consummation by the Company of the transactions contemplated by the Agreement in connection with the issue and sale of the Securities by the Company, except (i) as may be required under state securities or “Blue Sky” laws in connection with the purchase and distribution of the Securities by the Underwriters, and (ii) such as the failure to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

10. Subject to the qualifications set forth therein, the statements set forth in the Preliminary Prospectus and the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects;

11. The documents incorporated by reference in the Registration Statement and the Prospectus (other than the financial statements and notes thereto, schedules and related data and other financial or accounting data and information pertaining to natural resource reserves included therein or omitted therefrom, as to which such counsel need express no opinion), when they were filed with the Commission, appeared on their face to comply as to form in all material respects with the requirements of the particular form under the 1934 Act and the rules and regulations promulgated by the Commission thereunder; and, to such counsel’s knowledge after due inquiry, there are no documents that are required to be filed as exhibits to any of such documents incorporated by reference that are not so filed; and

12. The Company is not, and upon the application of the net proceeds from the issuance and sale of the Securities in the manner described under the caption “Use of Proceeds” in the Prospectus will not be, subject to regulation as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Exhibit A - 2

Such counsel may state that such opinion is based on and is limited to the relevant federal law of the United States of America, the law of the State of Texas, the law of the State of New York and the General Corporation Law of the State of Delaware, and that it renders no opinion with respect to the state securities or “Blue Sky” laws of any jurisdiction or the law of any other jurisdiction. Such counsel may note that it is not admitted to the practice of law in the State of Delaware. Such counsel may state that with respect to the opinion expressed in the first clause of each of paragraphs 1 and 2 above, it has relied exclusively on certificates of public officials. With respect to paragraph 8, such counsel may state that it renders no opinion with respect to the anti-fraud provisions of the federal securities laws. Also with respect to paragraph 8, such counsel may state that it made no examination of any accounting or financial matters and expresses no opinion with respect thereto.

Such counsel may state that in addition to the limitations and qualifications set forth above, the enforceability of obligations of the Company under the Indenture and the Securities is subject to the effect of any applicable bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, rehabilitation, moratorium or similar laws and decisions relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief. Such principles are of general application, and in applying such principles a court, among other things, might decline to order the Company to perform covenants. Further, such counsel may state that it expresses no opinion with respect to the enforceability of provisions in the Indenture or the Securities with respect to waiver, delay, extension or omission of notice or enforcement of rights or remedies, waivers of defenses or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitations or other benefits provided by operation of law; and that the enforceability of any exculpation, indemnification or contribution provisions contained in the Indenture may be limited by applicable law or public policy. Further, such counsel may state that it expresses no opinion as to the validity, binding effect or enforceability of any provisions in the Indenture or the Securities that require or relate to the payment of interest, fees or charges at a rate or in an amount that is in excess of legal limits or that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture.

Such counsel may state that whenever its opinion is based on factual matters that are “of which such counsel has knowledge after due inquiry” or “to such counsel’s knowledge after due inquiry,” it has, with the Underwriters’ concurrence, relied to the extent it deems appropriate on certificates of officers (after the discussion of the contents thereof with such officers) of the Company or certificates of others as to the existence or nonexistence of the factual matters upon which such opinion is predicated. Such counsel shall state that it has no reason to believe, however, that any such certificate is untrue or inaccurate in any material respect.

Such counsel may also state that, because the primary purpose of its engagement was not to establish or confirm factual matters or financial or accounting matters or matters pertaining to natural resource reserves and because of the wholly or partially non-legal character of many of the statements contained in the Registration Statement, the General Disclosure Package and the Prospectus, such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package or the Prospectus (except to the extent expressly set forth in clause (ii) of paragraph 3 or in paragraph 10 above), and such counsel has not independently verified the accuracy, completeness or fairness of such statements (except as aforesaid). Without limiting the foregoing, such counsel may state that it assumes no responsibility for, has not independently verified and has not been asked to comment on the accuracy, completeness or fairness of the financial statements and notes thereto, schedules and related data and other financial or accounting data or information pertaining to natural resource reserves included in the Registration Statement, the General

Exhibit A - 3

Disclosure Package, the Prospectus or the exhibits to the Registration Statement, and it has not examined the accounting, financial or other records from which such financial statements and notes thereto, schedules and related data and other financial or accounting data or information pertaining to natural resource reserves contained therein were derived. Such counsel may note that, although certain portions of the Registration Statement have been included therein on the authority of “experts” within the meaning of the Securities Act, such counsel are not experts with respect to any portion of the Registration Statement, including, without limitation, such financial statements and notes thereto, schedules and related data and other financial or accounting data or information pertaining to natural resource reserves included therein. Such counsel may note that it did not participate in the preparation of the documents incorporated by reference in the Registration Statement or the Prospectus. However, such counsel shall state that it has participated in conferences with officers and other representatives of the Company, its auditors, and representatives of the Underwriters, including the Underwriters’ counsel, at which the contents of the Registration Statement, the General Disclosure Package and the Prospectus and related matters were discussed, and that based upon such participation and review, and relying as to materiality in part upon the factual statements of officers and other representatives of the Company and upon representatives of the Underwriters, such counsel shall advise the Underwriters that no facts have come to such counsel’s attention that have caused it to believe that the Registration Statement, including any information included in the Prospectus which was omitted from such Registration Statement at the time it became effective but that is deemed to be part of and included in such Registration Statement pursuant to Rule 430B under the 1933 Act, at the effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus, as of its date or as of the date hereof, or that the General Disclosure Package at the Applicable Time, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, it being understood that such counsel shall not be asked to comment on, and it may express no belief with respect to, the financial statements and notes thereto, schedules and related data and other financial or accounting data or information pertaining to natural resource reserves or exhibits (including the Form T-1) contained or incorporated by reference in or omitted from the Registration Statement, the General Disclosure Package or the Prospectus, it also being understood that, with respect to statements contained in the General Disclosure Package, any statement contained in any of the constituent documents shall be deemed to be modified or superseded to the extent that any information contained in subsequent constituent documents modifies or replaces such statement.

Exhibit A - 4